TIME WARNER CABLE REPORTS

2013 FOURTH-QUARTER AND FULL-YEAR RESULTS

Residential Subscriber Trends Improved throughout Q4;

Highest January Customer Relationship Net Adds in Five Years

Grew Business Services Revenue Over 20% for the Year

Drove 14% Growth in Residential High-speed Data Revenue

Raised Regular Quarterly Dividend by 15% to $0.75 per Share ($3.00 per Share Annualized)

Increased Full-year 2013 Adjusted Diluted EPS by 15% to $6.61

Full-year 2013 Diluted EPS Comparability Impacted by 2012 AWS Spectrum and Clearwire Gains

***

NEW YORK, NY, January 30, 2014 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its fourth quarter and full year ended December 31, 2013.

Time Warner Cable Chairman and CEO Rob Marcus said: “I’m really excited about the progress we made in Q4 and the significantly better trends we’re driving as we enter 2014. We are geared up to manage this company for the long haul. We’ve got the right assets and a talented, passionate and motivated team aligned around a thoughtful plan. We are executing well and we’ve started the year with meaningful operating momentum.”

SELECTED FINANCIAL RESULTS

(in millions, except per share data; unaudited)	4th Quarter				Full Year
			Change				Change
	2013	2012	$	%	2013	2012	$	%
Revenue	$5,577	$5,485	$92	1.7%	$22,120	$21,386	$734	3.4%
Adjusted OIBDA(a)	$2,026	$1,994	$32	1.6%	$7,980	$7,824	$156	2.0%
Operating Income	$1,173	$1,169	$4	0.3%	$4,580	$4,445	$135	3.0%
Diluted EPS(b)	$1.89	$1.68	$0.21	12.5%	$6.70	$6.90	$(0.20)	(2.9%)
Adjusted Diluted EPS(a)	$1.82	$1.57	$0.25	15.9%	$6.61	$5.75	$0.86	15.0%
Cash provided by operating activities	$1,599	$1,410	$189	13.4%	$5,753	$5,525	$228	4.1%
Capital expenditures	$827	$904	$(77)	(8.5%)	$3,198	$3,095	$103	3.3%
Free Cash Flow(a)	$773	$587	$186	31.7%	$2,606	$2,552	$54	2.1%
Return of capital(c)	$868	$742	$126	17.0%	$3,284	$2,564	$720	28.1%

(a)	Refer to Note 3 to the accompanying consolidated financial statements for definitions of Adjusted OIBDA, Adjusted Diluted EPS and Free Cash Flow and below for reconciliations.
(b)	Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.
(c)	Return of capital represents dividends paid and share repurchases and does not reflect the fees, commissions or other costs associated with the stock repurchase program.

HIGHLIGHTS

Financial Highlights

•	Full-year revenue grew 3.4% year over year, driven primarily by growth of 21.6% in business services revenue and 14.4% in residential high-speed data revenue.
•	Fourth-quarter 2013 average monthly revenue per residential customer relationship (ARPU) grew 2.2% to $106.03, which is the highest rate of growth since the first quarter of 2012. Residential high-speed data ARPU increased 12.4% to $46.21.
•	During 2013, total return of capital (dividends and share repurchases) increased 28% to $3.3 billion. Since inception of the share repurchase program in November 2010 through December 31, 2013, TWC has repurchased over 25% of its outstanding shares for $7.5 billion at an average price of $82.51 per share.

Operational Highlights

•	Residential subscriber performance improved sequentially each month during Q4 and continued to improve in January.
•	TWC now offers residential high-speed data speeds of 100 Mbps in several cities and regions, including Los Angeles, Kansas City and Hawaii. Residential wideband high-speed data subscribers (which includes the 30, 50, 75 and 100 Mbps tiers) more than doubled year over year to 910,000 subscribers.
•	TWC’s first generation cloud-based guide with an advanced VOD portal was installed on 2.8 million set-top boxes at year end.
•	As of December 31, 2013, TWC’s video customers had access to 183 HD channels on average.
•	TWC expanded its WiFi initiative, finishing 2013 with 30,000 TWC WiFi® access points. Through the Cable Wi-Fi® network, most TWC high-speed data customers now have access to more than 200,000 hotspots across the U.S.
•	Time Warner Cable ended 2013 with 44,000 IntelligentHome customers, an increase of 32,000 subscribers during the year. IntelligentHome is now offered virtually throughout the Company’s footprint.
•	The TWC TV® app is now available on the Amazon Kindle Fire™ platform, in addition to Apple™ iOS and Android™ tablets and smartphones, Roku™ Streaming Players, Samsung™ Smart TVs and Xbox 360™ video game consoles, and on PC and Mac computers via www.twctv.com. TWC TV® features up to 300 linear channels and over 4,000 hours of VOD programming on all TWC TV® app platforms in the home and up to 24 live channels and 1,200 hours of VOD content from 40 networks outside of the home.
•	During the fourth quarter, TWC added 16,000 commercial buildings to its network, ending the year with connectivity to 860,000 commercial buildings.
•	On December 31, 2013, the Company acquired DukeNet – a regional fiber optic network company primarily serving the Carolinas – for $572 million in cash (including the repayment of debt), net of cash acquired and capital leases assumed. With the acquisition of DukeNet, TWC ended 2013 with 14,000 cell towers installed on its network.

DETAILED FINANCIAL RESULTS

Revenue for the fourth quarter of 2013 grew 1.7% from the fourth quarter of 2012 to $5.6 billion. Residential services revenue increased 0.1% year over year to $4.6 billion, business services revenue grew 19.6% to $616 million, advertising revenue declined 11.2% to $278 million and other revenue grew 28.8% to $103 million.

Full-year 2013 revenue increased 3.4% year over year to $22.1 billion. Residential services revenue grew 1.2% to $18.4 billion, business services revenue increased 21.6% to $2.3 billion, advertising revenue decreased 3.2% to $1.0 billion and other revenue increased 50.6% to $387 million.

(in millions; unaudited)	4th Quarter				Full Year(a)
			Change				Change
	2013	2012	$	%	2013	2012	$	%
Residential services revenue:
Video	$2,536	$2,687	$(151)	(5.6%)	$10,481	$10,917	$(436)	(4.0%)
High-speed data	1,531	1,346	185	13.7%	5,822	5,090	732	14.4%
Voice	493	527	(34)	(6.5%)	2,027	2,104	(77)	(3.7%)
Other	20	17	3	17.6%	72	64	8	12.5%

Total residential services revenue	4,580	4,577	3	0.1%	18,402	18,175	227	1.2%

Business services revenue:
Video	89	83	6	7.2%	347	323	24	7.4%
High-speed data	293	245	48	19.6%	1,099	912	187	20.5%
Voice	113	87	26	29.9%	421	306	115	37.6%
Wholesale transport	70	52	18	34.6%	251	184	67	36.4%
Other	51	48	3	6.3%	194	176	18	10.2%

Total business services revenue	616	515	101	19.6%	2,312	1,901	411	21.6%

Advertising revenue	278	313	(35)	(11.2%)	1,019	1,053	(34)	(3.2%)

Other revenue	103	80	23	28.8%	387	257	130	50.6%

Total revenue	$5,577	$5,485	$92	1.7%	$22,120	$21,386	$734	3.4%

(a)	Revenue for the year ended December 31, 2013 benefited from two additional months of Insight Communications Company, Inc. revenue, which is discussed further in Note 2 to the accompanying consolidated financial statements.

Residential services revenue

For both the fourth quarter and full year, residential services revenue growth was primarily driven by an increase in high-speed data revenue, partially offset by declines in video and voice revenue.

•	The growth in residential high-speed data revenue was the result of an increase in average revenue per subscriber, primarily due to an increase in equipment rental charges and a greater percentage of subscribers purchasing higher-priced tiers of service, as well as year-over-year growth in the number of high-speed data subscribers.
•	Residential video revenue decreased, driven by declines in video subscribers and premium network revenue (which, for the full year of 2013, was reduced by approximately $15 million of subscriber credits issued in the third quarter in connection with a temporary blackout of Showtime resulting from a dispute with CBS) and lower transactional video-on-demand revenue, partially offset by price increases and a greater percentage of subscribers purchasing higher-priced tiers of service.
•	Residential voice revenue decreased due to a decline in average revenue per subscriber and fewer voice subscribers.

Business services revenue

For both the fourth quarter and full year, business services revenue growth was primarily due to increases in high-speed data and voice subscribers and growth in cell tower backhaul and Metro Ethernet revenue.

Advertising revenue

For both the fourth quarter and full year, the decline in advertising revenue was primarily due to lower political advertising revenue, partially offset by growth in non-political advertising revenue (primarily associated with advertising inventory sold on behalf of other video distributors). Political advertising revenue was $7 million and $28 million in the fourth quarter and full year of 2013, respectively, compared to $60 million and $114 million for the fourth quarter and full year of 2012, respectively.

Other revenue

Other revenue increased for both the fourth quarter and full year as a result of fees received from distributors of the Company’s two Los Angeles regional sports networks, which were launched on October 1, 2012.

Revenue for the full year also benefited from two additional months of Insight revenue, which is discussed further in Note 2 to the accompanying consolidated financial statements.

Fourth-quarter 2013 Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) increased 1.6% from the fourth quarter of 2012 to $2.0 billion driven by revenue growth, partially offset by a 1.7% increase in operating expenses. In particular, employee costs were up 5.6% to $1.2 billion, video programming expenses grew 0.7% to $1.2 billion, marketing costs increased 4.4% to $189 million, voice costs were down 28.2% to $112 million and other operating costs increased 5.1% to $682 million.

Full-year 2013 Adjusted OIBDA increased 2.0% from 2012 to $8.0 billion. The year-over-year increase in Adjusted OIBDA was driven by revenue growth, partially offset by a 4.3% increase in operating expenses. For the full year, employee costs were up 7.3% to $4.9 billion, video programming expenses grew 3.5% to $4.8 billion, marketing costs increased 3.5% to $676 million, voice costs were down 9.8% to $554 million and other operating costs increased 6.7% to $2.5 billion. Full-year 2013 operating costs include the impact of two additional months of Insight operating expenses.

In both the fourth-quarter and full-year 2013:

•	Employee costs were up primarily due to an increase in headcount and higher compensation costs per employee (primarily related to business services). Employee medical costs increased $8 million and $45 million for the fourth quarter and full year of 2013, respectively.
•	Video programming costs grew primarily due to an increase in average monthly video programming costs per video subscriber, offset in part by a decline in video subscribers. Average monthly video programming costs per video subscriber increased 7.7% year over year to $33.70 for the fourth quarter of 2013 and 8.0% to $33.62 for the full year of 2013, primarily driven by contractual rate increases and the carriage of new networks. For the full years of 2013 and 2012, programming costs were reduced by approximately $20 million and $40 million, respectively, due to changes in cost estimates for programming services primarily resulting from contract negotiations, changes in programming audit reserves and certain contract settlements.
•	Voice costs were down primarily as a result of a decrease in delivery costs per subscriber related to the in-sourcing of voice transport, switching and interconnection services, as well as a decline in voice subscribers. Average monthly voice costs per voice subscriber declined 25.7% year over year to $7.37 for the fourth quarter of 2013 and 10.7% to $8.94 for the full year of 2013.
•	Other operating costs increased as a result of costs associated with the Los Angeles regional sports networks and advertising inventory sold on behalf of other video distributors, as well as increases in a number of categories, including facilities costs, partially offset by a decrease in procurement-related consulting costs.

Fourth-quarter 2013 Operating Income increased slightly primarily due to higher Adjusted OIBDA, partially offset by higher merger-related and restructuring costs. Full-year 2013 Operating Income increased primarily due to higher Adjusted OIBDA, partially offset by an increase in amortization expense, primarily as a result of two additional months of Insight costs.

(in millions; unaudited)	4th Quarter				Full Year
			Change				Change
	2013	2012	$	%	2013	2012	$	%
Adjusted OIBDA(a)	$2,026	$1,994	$32	1.6%	$7,980	$7,824	$156	2.0%
Adjusted OIBDA margin(b)	36.3%	36.4%			36.1%	36.6%
Merger-related and restructuring costs	(38)	(17)	(21)	123.5%	(119)	(115)	(4)	3.5%

OIBDA(a)	1,988	1,977	11	0.6%	7,861	7,709	152	2.0%
Depreciation	(784)	(777)	(7)	0.9%	(3,155)	(3,154)	(1)	—
Amortization	(31)	(31)	—	—	(126)	(110)	(16)	14.5%

Operating Income	$1,173	$1,169	$4	0.3%	$4,580	$4,445	$135	3.0%

(a)	Refer to Note 3 to the accompanying consolidated financial statements for definitions of OIBDA and Adjusted OIBDA.
(b)	Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenue.

Fourth-quarter 2013 Net Income Attributable to TWC Shareholders was $540 million, or $1.92 per basic common share and $1.89 per diluted common share, compared to $513 million, or $1.70 per basic common share and $1.68 per diluted common share, in the prior year quarter. Full-year 2013 net income attributable to TWC shareholders was $2.0 billion, or $6.76 per basic common share and $6.70 per diluted common share, compared to $2.2 billion, or $6.97 per basic common share and $6.90 per diluted common share, in the prior year.

Fourth-quarter Adjusted Net Income Attributable to TWC Shareholders and Adjusted Diluted EPS, which exclude certain tax matters and other items affecting the comparability of TWC’s results for 2013 and 2012 (detailed in Note 1 to the accompanying consolidated financial statements), were $520 million and $1.82, respectively, for the fourth quarter of 2013 compared to $479 million and $1.57, respectively, for the fourth quarter of 2012. These increases were primarily due to higher Operating Income and lower interest expense, net.

Full-year Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS, which exclude 2012 investment-related gains (SpectrumCo, LLC and Clearwire Corporation), certain tax matters and other items detailed in Note 1, were $1.9 billion and $6.61, respectively, for 2013 compared to $1.8 billion and $5.75, respectively, for 2012. These increases were primarily due to higher Operating Income and lower interest expense, net, partially offset by higher income tax provision.

Additionally, Adjusted Diluted EPS for the fourth quarter and full year of 2013 benefited from lower average common shares outstanding as a result of share repurchases under the Company’s stock repurchase program.

(in millions, except per share data; unaudited)	4th Quarter				Full Year
			Change				Change
	2013	2012	$	%	2013	2012	$	%
Net income attributable to TWC shareholders	$540	$513	$27	5.3%	$1,954	$2,155	$(201)	(9.3%)
Adjusted net income attributable to TWC shareholders(a)	$520	$479	$41	8.6%	$1,929	$1,797	$132	7.3%
Net income per common share attributable to TWC common shareholders:
Basic	$1.92	$1.70	$0.22	12.9%	$6.76	$6.97	$(0.21)	(3.0%)
Diluted	$1.89	$1.68	$0.21	12.5%	$6.70	$6.90	$(0.20)	(2.9%)
Adjusted Diluted EPS(a)	$1.82	$1.57	$0.25	15.9%	$6.61	$5.75	$0.86	15.0%

(a)	Refer to Note 3 to the accompanying consolidated financial statements for definitions of Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS.

Adjusted OIBDA less Capital Expenditures for the full year of 2013 totaled $4.8 billion, a 1.1% increase over the full year of 2012, primarily due to higher Adjusted OIBDA, partially offset by higher capital expenditures. Capital Expenditures were $3.2 billion in 2013.

(in millions; unaudited)	4th Quarter				Full Year
			Change				Change
	2013	2012	$	%	2013	2012	$	%
Adjusted OIBDA(a)	$2,026	$1,994	$32	1.6%	$7,980	$7,824	$156	2.0%
Capital expenditures	(827)	(904)	77	(8.5%)	(3,198)	(3,095)	(103)	3.3%

Adjusted OIBDA less capital expenditures(a)	$1,199	$1,090	$109	10.0%	$4,782	$4,729	$53	1.1%

(a)	Refer to Note 3 to the accompanying consolidated financial statements for definitions of Adjusted OIBDA and Adjusted OIBDA less capital expenditures.

Free Cash Flow for the full-year 2013 increased 2.1%, or $54 million, to $2.6 billion due mainly to higher cash provided by operating activities, partially offset by an increase in capital expenditures (primarily driven by the expansion of the Company’s network to additional residences, commercial buildings and cell towers). Cash Provided by Operating Activities for the full-year 2013 was $5.8 billion, a 4.1% increase from $5.5 billion in 2012. This increase was primarily due to higher Adjusted OIBDA and lower pension plan contributions, partially offset by an increase in net income tax payments and a change in working capital requirements.

(in millions; unaudited)	4th Quarter				Full Year
			Change				Change
	2013	2012	$	%	2013	2012	$	%
Adjusted OIBDA(a)	$2,026	$1,994	$32	1.6%	$7,980	$7,824	$156	2.0%
Net interest payments	(272)	(300)	28	(9.3%)	(1,576)	(1,602)	26	(1.6%)
Net income tax payments	(225)	(253)	28	(11.1%)	(696)	(544)	(152)	27.9%
Pension plan contributions	(1)	(137)	136	(99.3%)	(6)	(289)	283	(97.9%)
All other, net, including working capital changes	71	106	(35)	(33.0%)	51	136	(85)	(62.5%)

Cash provided by operating activities	1,599	1,410	189	13.4%	5,753	5,525	228	4.1%
Add:
Income taxes paid on investment sales	—	84	(84)	(100.0%)	—	84	(84)	(100.0%)
Excess tax benefit from exercise of stock options	12	8	4	50.0%	93	81	12	14.8%
Less:
Capital expenditures	(827)	(904)	77	(8.5%)	(3,198)	(3,095)	(103)	3.3%
Cash paid for other intangible assets	(10)	(10)	—	—	(40)	(37)	(3)	8.1%
Other	(1)	(1)	—	—	(2)	(6)	4	(66.7%)

Free Cash Flow(a)	773	587	186	31.7%	2,606	2,552	54	2.1%
Economic Stimulus Act impacts(b)	20	26	(6)	(23.1%)	78	102	(24)	(23.5%)

Free Cash Flow excluding Economic Stimulus Act impacts	$793	$613	$180	29.4%	$2,684	$2,654	$30	1.1%

(a)	Refer to Note 3 to the accompanying consolidated financial statements for definitions of Adjusted OIBDA and Free Cash Flow.
(b)	Additional information on the Economic Stimulus Acts is available in the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Net Debt and Mandatorily Redeemable Preferred Equity, which totaled $24.5 billion as of December 31, 2013, increased from $23.5 billion as of December 31, 2012, as the cash used for share repurchases, dividend payments and the acquisition of DukeNet exceeded Free Cash Flow and the decrease in the fair value of debt subject to interest rate swaps.

(in millions; unaudited)	12/31/2013	12/31/2012
Long-term debt	$23,285	$25,171
Debt due within one year	1,767	1,518

Total debt	25,052	26,689
Cash and equivalents	(525)	(3,304)
Short-term investments in U.S. Treasury securities	—	(150)

Net debt(a)	24,527	23,235
Mandatorily redeemable preferred equity	—	300

Net debt and mandatorily redeemable preferred equity	$24,527	$23,535

(a)	Net debt is defined as total debt less cash and equivalents and short-term investments in U.S. Treasury securities.

RETURN OF CAPITAL

Time Warner Cable returned $868 million and $3.3 billion to shareholders during the fourth quarter and full year of 2013, respectively. Share repurchases totaled $683 million, or 5.4 million shares of common stock, during the fourth quarter of 2013 and totaled $2.5 billion, or 24.0 million shares of common stock, during the full year of 2013. As of December 31, 2013, $2.9 billion remained under the Company’s share repurchase authorization. Time Warner Cable also paid regular dividends of $185 million and $758 million during the fourth quarter and full year of 2013, respectively.

SUBSCRIBER METRICS

Residential Customer Relationships decreased by 85,000 to 14.4 million, driven by losses early in the quarter related to the programming disputes with CBS and Journal Communications. Residential customer relationships, video, high-speed data and voice subscriber trends all improved sequentially throughout the quarter. In December, the Company added residential customer relationships, and residential video, high-speed data and voice net additions (declines) were better than in December 2012.

(in thousands)	9/30/2013	Net Additions (Declines)	12/31/2013
Residential services subscribers:
Customer relationships	14,469	(85)	14,384
Video	11,414	(217)	11,197
High-speed data	11,050	39	11,089
Voice	4,805	1	4,806
Business services subscribers:
Customer relationships	606	18	624
Video	193	3	196
High-speed data	500	17	517
Voice	262	13	275

Single play subscribers	5,978	9	5,987
Double play subscribers	5,044	(73)	4,971
Triple play subscribers	4,053	(3)	4,050

Total customer relationships	15,075	(67)	15,008

For definitions related to the Company’s subscriber metrics, refer to the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including OIBDA, Adjusted OIBDA, Adjusted OIBDA less capital expenditures, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow. Refer to Note 3 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.

About Time Warner Cable

Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting 15 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and enterprise-class, cloud-enabled hosting, managed applications and services. Time Warner Cable Media, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.twc.com, www.twcbc.com and www.twcmedia.com.

Additional details on financial and subscriber metrics are included in the Trending Schedules and Presentation Slides posted on the Company’s Investor Relations website at www.twc.com/investors.

Information on Conference Call

Time Warner Cable’s earnings conference call can be heard live at 8:00 am ET on Thursday, January 30, 2014. To listen to the call, visit www.twc.com/investors.

FORWARD LOOKING STATEMENTS AND DISCLAIMERS

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Time Warner Cable intends that all such statements be covered by the safe harbor provisions of the federal securities laws. Statements herein regarding future financial and operating results and any other statements about future expectations constitute “forward-looking statements.” These forward-looking statements may be identified by words such as “believe,” “expects,” “anticipates,” “projects,” “intends,” “should,” “estimates” or similar expressions. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable. More detailed information about these factors may be found in filings by Time Warner Cable with the U.S. Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

ADDITIONAL INFORMATION

Time Warner Cable expects to file a proxy statement with the SEC and to provide any definitive proxy statement to its security holders. INVESTORS AND SECURITY HOLDERS OF TIME WARNER CABLE ARE URGED TO READ THIS DOCUMENT AND ANY OTHER DOCUMENTS FILED BY TIME WARNER CABLE WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the definitive proxy statement (when available) and any other documents filed with the SEC by Time Warner Cable through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Time Warner Cable and certain of its directors and executive officers may be deemed to be participants in a solicitation under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of Time Warner Cable’s directors and executive officers in Time Warner Cable’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 15, 2013, and its proxy statement for the 2013 Annual Meeting, which was filed with the SEC on April 4, 2013. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

All trademarks remain the property of their respective owners.

Contacts:

Corporate Communications		Investor Relations

Bobby Amirshahi	(212) 364-8292	Tom Robey	(212) 364-8218

Susan Leepson	(212) 364-8281	Laraine Mancini	(212) 364-8202

# # #

TIME WARNER CABLE INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	December 31,
	2013	2012
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$525	$3,304
Short-term investments in U.S. Treasury securities	—	150
Receivables, less allowances of $77 million and $65 million as of December 31, 2013 and 2012, respectively	954	883
Deferred income tax assets	334	317
Other current assets	331	223

Total current assets	2,144	4,877
Investments	56	87
Property, plant and equipment, net	15,056	14,742
Intangible assets subject to amortization, net	552	641
Intangible assets not subject to amortization	26,012	26,011
Goodwill	3,196	2,889
Other assets	1,257	562

Total assets	$48,273	$49,809

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$565	$647
Deferred revenue and subscriber-related liabilities	188	183
Accrued programming expense	869	872
Current maturities of long-term debt	1,767	1,518
Mandatorily redeemable preferred equity issued by a subsidiary	—	300
Other current liabilities	1,837	1,805

Total current liabilities	5,226	5,325
Long-term debt	23,285	25,171
Deferred income tax liabilities, net	12,098	11,280
Other liabilities	717	750
TWC shareholders’ equity:
Common stock, $0.01 par value, 277.9 million and 297.7 million shares issued and outstanding as of December 31, 2013 and 2012, respectively	3	3
Additional paid-in capital	6,951	7,576
Retained earnings (accumulated deficit)	(55)	363
Accumulated other comprehensive income (loss), net	44	(663)

Total TWC shareholders’ equity	6,943	7,279
Noncontrolling interests	4	4

Total equity	6,947	7,283

Total liabilities and equity	$48,273	$49,809

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(in millions, except per share data)
Revenue	$5,577	$5,485	$22,120	$21,386
Costs and expenses:
Cost of revenue(a)	2,578	2,565	10,342	9,942
Selling, general and administrative(a)	973	926	3,798	3,620
Depreciation	784	777	3,155	3,154
Amortization	31	31	126	110
Merger-related and restructuring costs	38	17	119	115

Total costs and expenses	4,404	4,316	17,540	16,941

Operating Income	1,173	1,169	4,580	4,445
Interest expense, net	(377)	(402)	(1,552)	(1,606)
Other income, net	1	4	11	497

Income before income taxes	797	771	3,039	3,336
Income tax provision	(257)	(257)	(1,085)	(1,177)

Net income	540	514	1,954	2,159
Less: Net income attributable to noncontrolling interests	—	(1)	—	(4)

Net income attributable to TWC shareholders	$540	$513	$1,954	$2,155

Net income per common share attributable to TWC common shareholders:
Basic	$1.92	$1.70	$6.76	$6.97

Diluted	$1.89	$1.68	$6.70	$6.90

Average common shares outstanding:
Basic	280.8	300.7	287.6	307.8

Diluted	285.2	305.6	291.7	312.4

Cash dividends declared per share	$0.65	$0.56	$2.60	$2.24

(a)	Cost of revenue and selling, general and administrative expenses exclude depreciation.

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Year Ended December 31,
	2013	2012
	(in millions)
OPERATING ACTIVITIES
Net income	$1,954	$2,159
Adjustments for noncash and nonoperating items:
Depreciation	3,155	3,154
Amortization	126	110
Income from equity-method investments, net of cash distributions	—	(426)
Pretax gain on sale of investment in Clearwire Corporation	—	(64)
Deferred income taxes	363	562
Equity-based compensation	128	130
Excess tax benefit from equity-based compensation	(93)	(81)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	(23)	(63)
Accounts payable and other liabilities	157	(26)
Other changes	(14)	70

Cash provided by operating activities	5,753	5,525

INVESTING ACTIVITIES
Capital expenditures	(3,198)	(3,095)
Business acquisitions, net of cash acquired	(423)	(1,340)
Purchases of investments	(588)	(207)
Return of capital from investees	9	1,200
Proceeds from sale, maturity and collection of investments	726	104
Acquisition of intangible assets	(40)	(37)
Other investing activities	38	30

Cash used by investing activities	(3,476)	(3,345)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	—	2,258
Repayments of long-term debt	(1,500)	(2,100)
Repayments of long-term debt assumed in acquisitions	(138)	(1,730)
Debt issuance costs	—	(26)
Redemption of mandatorily redeemable preferred equity	(300)	—
Repurchases of common stock	(2,509)	(1,850)
Dividends paid	(758)	(700)
Proceeds from exercise of stock options	138	140
Excess tax benefit from equity-based compensation	93	81
Taxes paid in cash in lieu of shares issued for equity-based compensation	(68)	(45)
Acquisition of noncontrolling interest	—	(32)
Other financing activities	(14)	(49)

Cash used by financing activities	(5,056)	(4,053)

Decrease in cash and equivalents	(2,779)	(1,873)
Cash and equivalents at beginning of year	3,304	5,177

Cash and equivalents at end of year	$525	$3,304

See accompanying notes.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	ITEMS AFFECTING COMPARABILITY

The following items affected the comparability of Time Warner Cable Inc.’s (“TWC” or the “Company”) results for the three months and year ended December 31, 2013 and 2012:

(in millions, except per share data)	OIBDA(a)	D&A(a)	Operating Income	Other(a)	Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)
4th Quarter 2013:
As reported	$1,988	$(815)	$1,173	$(376)	$(257)	$540	$1.89
Year-over-year change, as reported:
$	$11	$(7)	$4	$23	$—	$27	$0.21
%	0.6%	0.9%	0.3%	(5.8%)	—	5.3%	12.5%
Items affecting comparability:
Merger-related and restructuring costs	38	—	38	—	(14)	24	0.09
Loss on equity award reimbursement obligation to Time Warner(b)	—	—	—	2	(1)	1	—
Change in net deferred income tax liability effective tax rate(c)	—	—	—	—	(45)	(45)	(0.16)

As adjusted	$2,026	$(815)	$1,211	$(374)	$(317)	$520	$1.82
Year-over-year change, as adjusted:
$	$32	$(7)	$25	$21	$(5)	$41	$0.25
%	1.6%	0.9%	2.1%	(5.3%)	1.6%	8.6%	15.9%

4th Quarter 2012:
As reported	$1,977	$(808)	$1,169	$(399)	$(257)	$513	$1.68
Items affecting comparability:
Merger-related and restructuring costs	17	—	17	—	(6)	11	0.03
Loss on equity award reimbursement obligation to Time Warner(b)	—	—	—	4	(2)	2	0.01
Impact of certain state and local tax matters(d)	—	—	—	—	(47)	(47)	(0.15)

As adjusted	$1,994	$(808)	$1,186	$(395)	$(312)	$479	$1.57

(a)	OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other income (expense), net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.
(b)	Pursuant to an agreement with Time Warner Inc. (“Time Warner”), TWC is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value are recorded in other income (expense), net, in the period of change.
(c)	Amount represents a benefit primarily related to changes in the tax rate applied to calculate the Company’s net deferred income tax liability as a result of changes to state tax apportionment factors.
(d)	Amount primarily represents a benefit recorded as a result of a California state tax law change.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in millions, except per share data)	OIBDA(a)	D&A(a)	Operating Income	Other(a)	Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)
Full Year 2013:
As reported	$7,861	$(3,281)	$4,580	$(1,541)	$(1,085)	$1,954	$6.70
Year-over-year change, as reported:
$	$152	$(17)	$135	$(428)	$92	$(201)	$(0.20)
%	2.0%	0.5%	3.0%	38.5%	(7.8%)	(9.3%)	(2.9%)
Items affecting comparability:
Merger-related and restructuring costs	119	—	119	—	(46)	73	0.25
Loss on equity award reimbursement obligation to Time Warner(b)	—	—	—	10	(4)	6	0.02
Change in net deferred income tax liability effective tax rate(c)	—	—	—	—	(77)	(77)	(0.27)
Impact of certain state and local tax matters(d)	—	—	—	—	(27)	(27)	(0.09)

As adjusted	$7,980	$(3,281)	$4,699	$(1,531)	$(1,239)	$1,929	$6.61
Year-over-year change, as adjusted:
$	$156	$(17)	$139	$55	$(62)	$132	$0.86
%	2.0%	0.5%	3.0%	(3.5%)	5.3%	7.3%	15.0%

Full Year 2012:
As reported	$7,709	$(3,264)	$4,445	$(1,113)	$(1,177)	$2,155	$6.90
Items affecting comparability:
Merger-related and restructuring costs	115	—	115	—	(46)	69	0.22
Asset impairments(e)	—	—	—	12	(5)	7	0.02
Gain on sale of SpectrumCo licenses(f)	—	—	—	(430)	169	(261)	(0.84)
Gain on sale of investment in Clearwire(g)	—	—	—	(64)	(19)	(83)	(0.27)
Loss on equity award reimbursement obligation to Time Warner(b)	—	—	—	9	(4)	5	0.02
Change in net deferred income tax liability effective tax rate(c)	—	—	—	—	(63)	(63)	(0.20)
Impact of certain state and local tax matters(d)	—	—	—	—	(47)	(47)	(0.15)
Impact of partnership basis difference(h)	—	—	—	—	15	15	0.05

As adjusted	$7,824	$(3,264)	$4,560	$(1,586)	$(1,177)	$1,797	$5.75

(a)	OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other income (expense), net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.
(b)	Pursuant to an agreement with Time Warner, TWC is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value are recorded in other income (expense), net, in the period of change.
(c)	2013 amount represents a benefit primarily related to changes in the tax rate applied to calculate the Company’s net deferred income tax liability as a result of changes to state tax apportionment factors. 2012 amount represents a benefit related to a change in the tax rate applied to calculate the Company’s net deferred income tax liability as a result of an internal reorganization effective on September 30, 2012.
(d)	2013 amount represents a benefit recorded as a result of income tax reform legislation enacted in North Carolina. 2012 amount primarily represents a benefit recorded as a result of a California state tax law change.
(e)	Amount represents an impairment of TWC’s investment in Canoe Ventures LLC.
(f)	On August 24, 2012, SpectrumCo, LLC, of which TWC owns 31.2%, sold all of its advanced wireless spectrum licenses to Cellco Partnership (doing business as Verizon Wireless).
(g)	On September 27, 2012, the Company sold all of its investment in Clearwire Corporation (“Clearwire”). Income tax provision amount includes a $46 million benefit related to the reversal of a valuation allowance against a deferred income tax asset associated with the Company’s investment in Clearwire.
(h)	Amount represents a charge related to the recording of a deferred income tax liability associated with a partnership basis difference.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

2.	INSIGHT REVENUE

On February 29, 2012, the Company completed its acquisition of Insight Communications Company, Inc. (together with its subsidiaries, “Insight”). As a result, revenue for the year ended December 31, 2013 benefited from two additional months of Insight revenue, as detailed below.

(in millions)	Full Year 2013
	Historical TWC(a)	Organic % Change(b)	Insight(c)	Total TWC
Residential services revenue:
Video	$10,388	(4.8%)	$93	$10,481
High-speed data	5,775	13.5%	47	5,822
Voice	2,003	(4.8%)	24	2,027
Other	71	10.9%	1	72

Total residential services revenue	18,237	0.3%	165	18,402
Business services revenue	2,300	21.0%	12	2,312
Advertising revenue	1,013	(3.8%)	6	1,019
Other revenue	387	50.6%	—	387

Total revenue	$21,937	2.6%	$183	$22,120

(a)	Historical TWC amounts include the results of Insight from March 1 through December 31, 2013 and exclude the results of Insight from January 1 through February 28, 2013.
(b)	Organic % Change represents the change between the Historical TWC amounts for the year ended December 31, 2013 and TWC’s results for the year ended December 31, 2012 included in the table on page 3.
(c)	Insight amounts represent Insight’s results for the period from January 1 through February 28, 2013.

3.	USE OF NON-GAAP FINANCIAL MEASURES

In discussing its performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted OIBDA less capital expenditures, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow, which the Company defines as follows:

•	OIBDA (Operating Income before Depreciation and Amortization) means Operating Income before depreciation of tangible assets and amortization of intangible assets.

•	Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; merger-related and restructuring costs; costs associated with certain equity awards granted to employees to offset value lost as a result of TWC’s separation from Time Warner on March 12, 2009 (the “Separation”); and, in 2014, expenses associated with unsolicited proposals to acquire the Company.

•	Adjusted OIBDA less capital expenditures means Adjusted OIBDA minus capital expenditures.

•	Adjusted net income attributable to TWC shareholders means net income attributable to TWC shareholders (as defined under GAAP) excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on asset sales; merger-related and restructuring costs; changes in the Company’s equity award reimbursement obligation to Time Warner; certain changes to income tax provision; and costs associated with certain equity awards granted to employees to offset value lost as a result of the Separation; as well as the impact of taxes on the above items. Similarly, Adjusted Diluted EPS means net income per diluted common share attributable to TWC common shareholders excluding the above items.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

•	Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus (i) any income taxes paid on investment sales and (ii) any excess tax benefit from equity-based compensation, less (i) capital expenditures, (ii) cash paid for other intangible assets (excluding those associated with business combinations), (iii) partnership distributions to third parties and (iv) principal payments on capital leases.

Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the performance of the Company’s business because they eliminate the effects of (i) considerable amounts of noncash depreciation and amortization and (ii) items not within the control of the Company’s operations managers (such as income tax provision, other income (expense), net, and interest expense, net). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Adjusted OIBDA less capital expenditures also allows management to evaluate performance including the effect of capital spending decisions. Adjusted OIBDA and Adjusted OIBDA less capital expenditures are also significant performance measures used in the Company’s annual incentive compensation programs. Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS are considered important indicators of the operational strength of the Company as these measures eliminate amounts that do not reflect the fundamental performance of the Company. The Company utilizes Adjusted Diluted EPS, among other measures, to evaluate its performance both on an absolute basis and relative to its peers and the broader market. Management believes that Free Cash Flow is an important indicator of the Company’s ability to generate cash, reduce net debt, pay dividends, repurchase common stock and make strategic investments, after the payment of cash taxes, interest and other cash items. In addition, all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.

These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenue. To compensate for such limitations, management evaluates performance through Adjusted OIBDA less capital expenditures and Free Cash Flow, which reflect capital expenditure decisions, and net income attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. Adjusted OIBDA and Adjusted OIBDA less capital expenditures do not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income attributable to TWC shareholders, which do reflect such items. OIBDA, Adjusted OIBDA and Adjusted OIBDA less capital expenditures also fail to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the results of the Company’s equity investments and other non-operational income or expense. Additionally, Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS do not reflect certain charges that affect the operating results of the Company and they involve judgment as to whether items affect fundamental operating performance. Management compensates for these limitations by using other analytics such as a review of net income attributable to TWC shareholders. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.

These non-GAAP measures should be considered in addition to, not as substitutes for, the Company’s Operating Income, net income attributable to TWC shareholders and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.